Exhibit 10.3

09/24/2009

James Newsome

5 Byram Court

Mendham, NJ 07945

Dear Jim,

Reference is made to that certain agreement, commencing on August 26, 2008 (the “Original Agreement”), with the undersigned Chicago Mercantile Exchange Inc. (“CME”), with respect to your performance of your duties as an advisor to CME and its parent, subsidiaries and affiliates (collectively with CME, “CME Group”). Both you and CME agree that it is desirable that you and CME enter into this letter agreement (this “Agreement”) with respect to the matters provided herein.

1. Term. The term of this Agreement shall be for 12 months from August 26, 2009 (through August 25, 2010, the “Term”). This Agreement shall terminate upon your death or “permanent disability.” For purposes of this Agreement, “permanent disability” shall mean any mental or physical disability or illness which results in your being unable to substantially perform your duties for a continuous period of 150 days or for periods aggregating 180 days of any 365 day period.

2. Scope of Services. During the Term, you will render services to CME Group as provided for in Annex A and such other services reasonably requested by CME Group’s Executive Chairman or other authorized officer of CME Group with respect to business and regulatory matters pertaining to CME Group. In providing such services, you shall comply with all applicable laws, statutes, regulations, orders, codes and other acts of any applicable governmental authority and the policies, standards and regulations of CME Group. Insofar as reasonably practicable, CME Group shall consider your convenience in the timing of requests to perform services under this Agreement, and your failure or inability, by reason of temporary illness or other cause beyond your control to respond to requests during any such temporary period shall not be deemed to constitute a default on your part in the performance of your services under this Agreement. Your services under this Agreement shall not exceed 33.33 hours per month of services hereunder.

3. Advisor Fee and Non-Compete and Release Payment. In consideration for your services as an advisor and the confidentiality and other provisions of this Agreement, CME shall pay to you $500,000 per annum during the Term, and in consideration for the non-compete and release provisions of this Agreement, CME shall pay to you $500,000 per annum during the Term, for an aggregate of $1,000,000 (the “Total Payments”) payable in 11 installments during the Term. The first installment of $166,667 shall be made on or before October 20. Following the month of October, the remaining 10 equal installments of $83,333.30 shall be processed on the Friday of the week in which the 15th of the month falls, which will result in the deposit to your account on the 2nd business day following that Friday. CME shall have the right to deduct from the Total Payments payable to you under this Agreement for any documented debt or judgment which any CME Group company may have against you (collectively, “Debts”).

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com

James Newsome

September 24, 2009

4. Expense Reimbursement /Other Benefits. CME shall reimburse you for all reasonable and necessary out-of-pocket travel and other expenses incurred by you at the specific request of CME Group to the extent such reimbursement is consistent with CME Group’s expense reimbursement policies from time to time in effect in connection with your performance of services as an advisor hereunder. Such expenses shall be reimbursed promptly after your submission to CME of expense statements, including copies of receipts and other documents verifying the amounts included therein, in such reasonable detail as CME may require.

5. Nature of the Advisor Relationship. You will perform the services required under this Agreement as an independent contractor to, and not as an agent or employee of CME or any other CME Group company. Except as and to the extent that CME or another CME Group company, as the case may be, may otherwise prescribe in writing, you shall not have any authority to negotiate or to conclude any contracts on behalf of, or otherwise bind, CME or any other CME Group company. You shall be solely responsible for and shall pay all amounts of applicable federal and state income and self employment taxes. You shall not be eligible to participate in any employee benefit, group insurance or compensation plans or programs maintained by CME or any CME Group company. Neither CME nor any other CME Group company shall provide Social Security, unemployment compensation, disability insurance, workers’ compensation or similar coverage, or any other statutory employment benefit, to you.

6. Assisting Competitors. During the Term and for a period of one (1) year following the Term, you will not, without the prior written consent of CME Group, (a) render any services whether or not for compensation, to other individuals, firms, corporations or entities in connection with any matter that involves material interests adverse to any CME Group company, (b) directly or indirectly compete with any CME Group company anywhere in the world or (c) engage in any business or activity that you reasonably believe to be materially detrimental to the business or interests of any CME Group company.

7. Confidential Information. In connection with your service to CME Group pursuant to this Agreement you will acquire confidential information with respect to the business, plans, strategies, finances, technology, markets, operations, customers, members, employees, suppliers and vendors and other matters of or related to CME Group (“Confidential Information”). In that regard, you should presume that any information you receive about CME Group or its customers, members or others through your work pursuant to this Agreement is confidential and, therefore, should not be disclosed or made public, except when disclosure is authorized or legally required. Unless disclosure is required by law, you shall not, without the prior written consent of CME Group, at any time, whether during or after the Term, communicate or divulge any Confidential Information to anyone other than those persons or entities designated by CME Group. All records, files, documents, notes, data and the like relating to the business or activities of any CME Group company which you shall prepare, develop, use, compile or receive shall be and remain the sole property of CME, or such other CME Group company as the case may be, and shall be returned upon CME

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com

James Newsome

September 24, 2009

Group’s request. “Confidential Information” shall exclude information (a) readily available in the public domain other than as a result of your act or omission or (b) obtained from third parties rightfully in possession of such information and having no direct or indirect confidentiality obligation to any CME Group company.

8. Indemnification. To the extent permitted by law, CME agrees to indemnify you if you are a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the services you provide to CME Group under this Agreement. The indemnification shall be from and against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by you or on your behalf in connection with such threatened or actual action, suit or proceeding and any appeal therefrom, but shall only be provided if you acted in good faith and in a manner you reasonably believed to be in or not opposed to the best interest of CME Group and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe your conduct was unlawful.

9. Non-Waiver. The failure by either party to exercise any of its or his rights in the event of a breach of this Agreement by the other party shall not be construed as a waiver of such breach or any subsequent breach, or prevent either party from later enforcing strict compliance with this Agreement as to such breach or any subsequent breach.

10. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, such provision shall be modified or deleted in such manner so as to make this Agreement, as modified, legal and enforceable, and the remaining provisions hereof shall continue in full force and effect. In addition to the foregoing, if a court holds that the restrictions stated herein are unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or area permitted by law.

11. Survival. This paragraph 11 and paragraphs 6, 7, 8, 9, 10, 12, 13, 14, 15 and 16 shall survive and continue in full force and effecting accordance with their respective terms, notwithstanding any termination of this Agreement.

12. Release.

a.	As used in this Agreement, “CME Parties” means (i) CME and each CME Group company, (ii) all of CME’s and CME Group company’s predecessors, successors, parents, subsidiaries and affiliates and (iii) all past and present officers, directors, agents, employees, officials, employee benefit plans (and their sponsors, fiduciaries and administrators), insurers and attorneys of the entities described in parts (i) and (ii) of this sentence. In exchange for the Total Payments and the payments from CME described in paragraph 4, you, on behalf of yourself and your agents, representatives, attorneys, heirs, executors, administrators, spouse, children, successors and assigns, and any other person (natural or otherwise) acting or purporting to act on behalf of any of the foregoing,

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com

James Newsome

September 24, 2009

fully release each of the CME Parties regarding all known, unknown, suspected, absolute or contingent claims, causes of action, liabilities, damages, fees, remunerations, obligations, promises, judgments or demands of any nature whatsoever, in law or in equity, of every kind and description (“Claims”) regarding any act or failure to act that occurred up to and including the date on which you sign this Agreement, including, without limitation, any and all Claims asserted with respect to fraud, promissory estoppel, unjust enrichment, conversion or otherwise by you or your counsel, representatives or agents regarding the waiver of severance payments or any other waiver made to you in connection with the merger between CME Group Inc. and NYMEX Holdings, Inc (the “Merger”). Notwithstanding anything contained in this paragraph 12(a) to the contrary, you do not release or otherwise waive (i) any rights to indemnification pursuant to Section 6.9 of the Agreement and Plan of Merger made and entered into among CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc. (collectively, the “Merger Entities”), which rights shall survive the termination of this Agreement, or (ii) any rights to indemnification pursuant to the respective by-laws or certificates of incorporation of the Merger Entities, the NYMEX Holdings, Inc. Change in Control Severance Plan dated January 9, 2008, or any other surviving plan(s) of the Merger Entities.

b.	CME, each CME Group company and all of CME’s and CME Group company’s predecessors, successors, parents, subsidiaries and corporate affiliates, on behalf of themselves and their attorneys and assigns, fully release you regarding all Claims regarding any act or failure to act that occurred up to and including the date on which you sign this Agreement relating to any violation of that certain separation agreement and general release, dated as of September, 2008, between you and CME Group Inc. (the “Separation Agreement and General Release”).

13. Notices. All notices and other required communications under this Agreement (“Notices”) shall be in writing, and shall be sent to a party at the address set forth below such party’s signature block below. A party may change its address by sending Notice to the other party of the new address. Notices shall be given: (a) by personal delivery to the other party; (b) by facsimile, with a confirmation sent by registered or certified mail, return receipt requested; (c) by registered or certified mail, return receipt requested; or (d) by express courier (e.g. DHL, Federal Express, etc.). Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of the personal delivery; (ii) if by facsimile, on the date stated in the electronic confirmation, delivered during normal business hours (8:00 a.m. to 5:00 p.m. at recipient’s location), and, if not delivered during normal business hours, on the next business day following delivery; (iii) if solely by mail, on the date of receipt as stated on the return receipt; or (iv) if by express courier, on the date signed for or rejected as reflected in the courier’s delivery log.

14. Remedies. You recognize and agree that given the nature of CME Group’s business, the scope and duration of the restrictions in this paragraph 14 and in paragraphs 6, 7, 12(a) and 15 are reasonable and necessary to protect the legitimate business interests of CME Group and do not unduly interfere with your career or economic pursuits. You recognize and agree

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com

James Newsome

September 24, 2009

that a breach of any or all of the provisions of this paragraph 14 or paragraphs 6, 7, 12(a) or 15 shall constitute immediate and irreparable harm to CME Group’s business, for which damages cannot be readily calculated and for which damages is an inadequate remedy. Accordingly, without limiting any remedies available to CME Group, you acknowledge and agree that CME Group shall therefore be entitled to seek an injunction or injunctions to prevent any breach or threatened breach of any such paragraphs. You further acknowledge and agree that in any action for breach of such paragraphs, including, without limitation, an action seeking injunctive or other equitable relief, you will not assert or contend that any of such paragraphs are facially unreasonable or otherwise facially unenforceable. Furthermore, without limiting any remedies available to CME Group, you agree that if a final judicial determination is made by a court of competent jurisdiction that you have breached any or all of the provisions contained in this paragraph 14 or paragraphs 6, 7, 12(a) or 15, you shall, within two (2) business days of such final judicial determination, pay or deliver to CME any and all payments, including, without limitation, the Total Payments, made to you by CME pursuant to this Agreement, which payment by you to CME shall be paid by wire transfer of immediately-available U.S. funds to an account designated by CME.

15. Covenant Not to Sue. You acknowledge and agree that you shall not, directly or indirectly, institute or file any suit or proceeding, make or prosecute any claim or otherwise make any assertion that any provisions of this Agreement, including, without limitation, this paragraph 15, are unenforceable against you or otherwise invalid in any manner.

16. Miscellaneous. This Agreement is personal to you, and you shall not assign this Agreement without CME’s prior written consent. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to choice of law rules. This Agreement contains the entire understanding between CME and yourself with respect to the subject matter hereof and supersedes and voids all prior negotiations, discussions, and agreements, whether written or oral, including, without limitation, the Original Agreement; provided, however, that any previous release or waiver, including, without limitation, the release contained in the Separation Agreement and General Release and any release or waiver executed by you in connection with the Merger, shall survive pursuant to their terms and not be in any manner be amended, modified, altered, voided or otherwise affected by this Agreement. This Agreement may not be amended, modified or extended other than by a written agreement executed by the parties hereto. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com

James Newsome

September 24, 2009

Please confirm that the foregoing Agreement correctly sets forth the agreement between CME and yourself by signing and returning this Agreement to CME.

CHICAGO MERCANTILE EXCHANGE INC.	Agreed and Accepted as of this 24 day of September 2009

/s/ Craig S. Donohue	/s/ James Newsome
Craig S. Donohue	James Newsome

Address for Notice Purposes:

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, IL 60606

Attention: Kathleen Cronin, Managing Director,
General Counsel & Corporate Secretary

facsimile: 312-930-4556

Address for Notice Purposes: 5 Byram Court Mendham, NJ 07945 facsimile: 212-301-4600

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com

James Newsome

September 24, 2009

Annex A

•

At the direction of CME Group’s Executive Chairman or other authorized officer of CME Group, travel to Washington D.C. a minimum of once every two (2) months for the purpose of attending meetings organized by CME Group’s Executive Chairman or other authorized officer of CME Group with members of Congress and the staff of the U.S. Commodity Futures Trading Commission as relates to matters affecting CME Group and provide a detailed written summary of all such meetings. Such meetings and the content thereof shall be developed in consultation with CME Group’s Executive Chairman or other authorized officer of CME Group.

20 South Wacker Drive Chicago, Illinois 60606 T312 930 1000 F312 466 4410 cmegroup.com